CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$761,000	$88.20

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

December 2016 Pricing Supplement Registration Statement No. 333-202524 Dated December 29, 2016 Filed Pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

$761,000 Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Facebook, Inc.

due January 3, 2019

Principal at Risk Securities

The Dual Directional Trigger Jump Securities, which we refer to as the securities, offered are senior unsecured debt securities of HSBC USA Inc. (“HSBC”), will not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement. All references to “Reference Asset” in the prospectus supplement and the Stock-Linked Underlying Supplement shall refer to the “reference stock” herein. At maturity, if the price of the reference stock has stayed the same or appreciated by any amount, investors will receive the digital return. If the price of the reference stock has depreciated by no more than 20%, the investor will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the price of the reference stock has depreciated by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the reference stock and will lose 1% of the stated principal amount for every 1% decline in the reference stock from the pricing date to the valuation date. These securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside above 122% of the principal amount in exchange for the potential benefit of the digital return, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the reference stock. Investors may lose up to 100% of the stated principal amount of the securities. All payments on the securities are subject to the credit risk of HSBC.

FINAL TERMS
Issuer:		HSBC USA Inc. (“HSBC”)
Aggregate principal amount:		$761,000
Maturity date:		January 3, 2019, subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement
Reference stock:		The common stock of Facebook, Inc. (Bloomberg symbol: “FB”)
Payment at maturity:

•  If the final share price is greater than or equal to the initial share price:

$10 + the digital return

In no event will the payment at maturity exceed the amount represented by the digital return.

•  If the final share price is less than the initial share price but is greater than or equal to the trigger price:

$10 + ($10 x absolute share return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the reference stock. In no event will this amount exceed the stated principal amount plus $2.00 for each security.

•  If the final share price is less than the trigger price:

$10 x the share performance factor

This amount will be less than $8.00. You will lose at least 20% of the stated principal amount if the final share price is less than the trigger price. All payments on the securities are subject to the credit risk of HSBC.

Digital return:		22.00%
Share percent change:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Trigger price:		$93.08, which is 80% of the initial share price
Initial share price:		$116.35, which was the official closing price of the reference stock on the pricing date
Final share price:		The official closing price of the reference stock on the valuation date, subject to adjustment by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the Stock-Linked Underlying Supplement.
Official closing price:		The official closing price of the reference stock on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “FB UQ <Equity>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Valuation date:		December 28, 2018, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement
Share performance factor:		final share price / initial share price
Stated principal amount:		$10 per security
Issue price:		$10 per security
Pricing date:		December 29, 2016
Original issue date:		January 5, 2017
Estimated initial value:		The estimated initial value of the securities is less than the price you pay to purchase the securities. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors—The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
CUSIP / ISIN:		40435B114 / US40435B1145
Listing:		The securities will not be listed on any securities exchange.
Agent:		HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)”.
Commissions and issue price:	Price to public	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(1)	$9.75
$0.05(2)
Total	$761,000.00	$15,220.00 $3,805.00	$741,975.00
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.25 per $10 stated principal amount and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each security they sell. See “Supplemental plan of distribution (conflicts of interest).”
(2)	Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

The estimated initial value of the securities as of the pricing date is $9.53 per security, which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated initial value” above and “Risk Factors” beginning on page 5 of this document for additional information.

An investment in the securities involves certain risks. See “Risk Factors” beginning on page 5 of this pricing supplement, page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved the securities, or determined that this pricing supplement or the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Stock-Linked Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Stock-Linked Underlying Supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

The prospectus supplement dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus dated March 5, 2015 at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Facebook, Inc. due January 3, 2019 Trigger Jump SecuritiesSM Principal at Risk Securities

Investment Summary

Dual Directional Trigger Jump Securities

Principal at Risk Securities

The Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Facebook, Inc. due January 3, 2019 (the “securities”) can be used:

▪	As an alternative to direct exposure to the reference stock that provides for the digital return for any positive performance of the reference stock

▪	To obtain an unleveraged positive return for a limited range of negative performance of the reference stock

▪	To enhance returns and potentially outperform the reference stock in a moderately bullish or moderately bearish scenario

Maturity:	Approximately 2 years

Digital return:	22%

Maximum payment at maturity:	$12.20 per security (122% of the stated principal amount)

Trigger price:	$93.08, which is 80% of the initial share price

Minimum payment at maturity:	None. You may lose your entire initial investment in the securities.

Coupon:	None

Key Investment Rationale

The securities offer a 22% digital return if the value of the reference stock increases or remains unchanged, and an unleveraged positive return on the absolute value of a limited range of negative performance of the reference stock. At maturity, if the price of the reference stock has stayed the same or appreciated, investors will receive the digital return. If the price of the reference stock has depreciated by no more than 20%, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive return of 20%. However, if the price of the reference stock has decreased by more than 20%, investors will lose 1% of the principal amount for every 1% that the price has declined in the final share price from the initial share price. Investors may lose up to 100% of the stated principal amount of the securities.

These securities are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income and upside in excess of 122% of the principal amount, in order to potentially receive the digital return, and the unleveraged absolute return feature, which applies to a limited range of negative performance of the reference stock. All payments on the securities are subject to the credit risk of HSBC.

Digital Return	The securities offer investors an opportunity to receive the digital return if the value of the reference stock remains the same or increases.
Absolute Return Feature	The securities enable investors to obtain an unleveraged positive return if the final share price is less than the initial share price but is greater than or equal to the trigger price.
Upside Scenario if the Underlying Shares Remain the Same or Appreciate	The final share price is greater than or equal to the initial share price, at maturity for each security, we will pay the stated principal amount of $10 plus the 22% digital return.
Absolute Return Scenario	The final share price is less than the initial share price but is greater than or equal to the trigger price, which is 80% of the initial share price. In this case, investors receive a 1% positive return on the securities for each 1% decline in the price of the reference stock. For example, if the final share price is 10% less than the initial share price, the securities will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final share price is less than the trigger price, at maturity for each security, we will pay less than the stated principal amount in an amount that is proportionate to the decline in the final share price from the initial share price. This amount will be less than $8.00 per security. For example, if the final share price is 80% less than the initial share price, the payment on the securities will result in a loss of 80% of principal at $2.00, or 20% of the stated principal amount. There is no minimum payment at maturity on the securities.

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How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per security

Digital return:	22%

Maximum payment at maturity:	$12.20 per security (122% of the stated principal amount)

Trigger price:	80% of the initial share price

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final share price is greater than or equal to the initial share price, investors would receive the $10 stated principal amount plus the 22% digital return, which is the maximum return of the securities.
▪	For example, if the price of the reference stock appreciates 3%, investors would receive a 22% return, or $12.20 per security.
▪	For example, if the price of the reference stock appreciates 70%, investors would receive only the maximum payment at maturity of $12.20 per security, or 122% of the stated principal amount.
▪	Absolute Return Scenario: If the final share price is less than the initial share price but is greater than or equal to the trigger price, investors would receive a 1% positive return on the securities for each 1% decline in the reference stock.
▪	For example, if the price of the reference stock declines by 10%, investors would receive a 10% return, or $11.00 per security.
▪	The maximum return under this scenario is a positive 20% return at maturity, or $12.00 per security.
▪	Downside Scenario: If the final share price is less than the trigger price, investors would receive an amount that is less than the stated principal amount, based on a 1% loss of principal for each 1% decline in the price of the reference stock. This amount will be less than $8.00 per security. There is no minimum payment at maturity on the securities.
▪	For example, if the reference stock decline by 40%, investors would lose 40% of their principal and receive only $6.00 per security at maturity, or 60% of the stated principal amount.

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Investor Suitability

The securities may be suitable for you if:	The securities may not be suitable for you if:

▪     You seek an investment with a return linked to the performance of the reference stock and you believe the final share price will be positive or will be moderately negative.

▪     You are willing to invest in the securities based on the digital return of 22%, which may limit your return at maturity.

▪     You are willing to make an investment that is exposed to any negative performance of the final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▪     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are willing to forgo dividends or other distributions paid to holders of the reference stock.

▪     You do not seek current income from your investment.

▪     You do not seek an investment for which there is an active secondary market.

▪     You are willing to hold the securities to maturity.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

▪     You believe the final share price will be less than the trigger price, or that the reference stock will increase by more than the digital return of 22% over the term of the securities.

▪     You are unwilling to make an investment that is exposed to any negative final share price on a 1-to-1 basis if the final share price is less than the trigger price.

▪     You seek an investment that provides full return of principal.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You prefer to receive the dividends or other distributions paid on the reference stock.

▪     You seek current income from your investment.

▪     You seek an investment for which there will be an active secondary market.

▪     You are unable or unwilling to hold the securities to maturity.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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Risk Factors

We urge you to read the section “Risk Factors” on page S-1 of the accompanying Stock-Linked Underlying Supplement and page S-1 of the accompanying prospectus supplement. Investing in the securities is not equivalent to investing directly in the reference stock. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the securities described in the following section:

“— Risks relating to all note issuances” in the prospectus supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	The securities do not pay interest and may result in a loss of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the principal amount at maturity. If the final share price is less than the trigger price (which is 80% of the initial share price), the absolute return feature will no longer be available and you will receive for each security that you hold a payment at maturity that is at least 20% less than the stated principal amount of each security. In this case, you will lose a portion of your principal amount equal to the percentage decline in the price of the reference stock from the initial share price to the final share price, subject to the credit risk of HSBC. There is no minimum payment on the securities and you may lose up to 100% of the stated principal amount.

▪	The appreciation potential of the securities is limited to the digital return. The appreciation potential of the securities is limited by the digital return, which is the maximum payment at maturity (122% of the stated principal amount). Although the digital return will be paid if the price of the reference stock does not change or increases by any amount, because the payment at maturity will be limited to 122% of the stated principal amount for the securities, any increase in the final share price over the initial share price by more than 22% of the initial share price will not further increase the return on the securities. Accordingly, your return on the securities could be less than the return of an investment in the reference stock.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities and could lose your entire investment.

▪	Single stock risk. The price of the reference stock can rise or fall sharply due to factors specific to the reference stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the trading price, volatility (frequency and magnitude of changes in value), and dividend yield of the reference stock, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the reference stock and which may affect the final share price of the reference stock, the occurrence of certain events affecting the reference stock that may or may not require an adjustment to the final share price and any actual or anticipated changes in our credit ratings or credit spreads. The price of the reference stock may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per securities if you sell your securities prior to maturity.

▪	As a holder of the securities, you will not have any ownership interest or rights in the reference stock. As a holder of the securities, you will not have any ownership interest or rights in the reference stock, such as voting rights, dividend payments or other distributions. In addition, Facebook, Inc. will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the price of the reference stock and the securities.

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▪	No affiliation with Facebook, Inc. We are not affiliated with Facebook, Inc. We have not made any independent investigation of the adequacy or completeness of the information about Facebook, Inc. contained in this pricing supplement. You should make your own investigation into the reference stock and Facebook, Inc. We are not responsible for Facebook, Inc.’s public disclosure of information, whether contained in SEC filings or otherwise.

▪	The estimated initial value of the securities, which was determined by us on the pricing date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any. The estimated initial value of the securities was calculated by us on the pricing date and is less than the price to public. The estimated initial value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the securities may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our estimated initial value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

▪	The price of your securities in the secondary market, if any, immediately after the pricing date will be less than the price to public. The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities, the underwriting discount and the costs associated with structuring and hedging our obligations under the securities. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the reference stock and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

▪	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities. Assuming that all relevant factors remain constant after the original issue date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the estimated initial value on the pricing date for a temporary period expected to be approximately 5 months after the original issue date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

▪	The amount payable on the securities is not linked to the price of the reference stock at any time other than the valuation date. The final share price will be based on the official closing price of the reference stock on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the reference stock appreciates prior to the valuation date but then decreases by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the reference stock prior to that decrease. Although the actual price of the reference stock on the stated maturity date or at other times during the term of the securities may be higher than the final share price, the payment at maturity will be based solely on the official closing price of the reference stock on the valuation date.

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▪	In some circumstances, the payment you receive on the securities may be based on the shares of another company and not Facebook, Inc. Following certain corporate events relating to the issuer of reference stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the stock of a successor or any cash or any other assets distributed to holders in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities.

▪	There is limited anti-dilution protection. For certain events affecting the reference stock, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the reference stock. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates has determined the initial share price and the trigger price and will determine the final share price, including whether the price of the reference stock has decreased to or below the trigger price, and will calculate the amount of cash, if any, that you will receive at maturity. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the anti-dilution and reorganization adjustments to the reference stock. These determinations, which may be subjective, may adversely affect the payout to you at maturity, if any. Although the calculation agent has made and will make all determinations and take all action in relation to the securities in good faith, it should be noted that such discretion could have an impact (positive or negative) on the value of your securities. The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions, including the determination of the initial share price, that might affect the value of your securities.

▪	Hedging and trading activity by our affiliates could adversely affect the value of the securities. One or more of our affiliates have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the reference stock), including trading in the reference stock. Some of our affiliates also trade the reference stock and other financial instruments related to the reference stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial share price and, as a result, could increase the price at which the reference stock must close so that an investor does not suffer a loss on the investor’s initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the price of the reference stock on the valuation date and, accordingly, the payout to you at maturity.

▪	The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. For a discussion of certain of the U.S. federal income tax consequences of your investment in the securities, please see the discussion under “Additional Information About the Trigger Jump Securities —Tax considerations” herein, and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Facebook, Inc. due January 3, 2019 Trigger Jump SecuritiesSM Principal at Risk Securities

Information about the Reference Stock

Facebook, Inc.

Facebook Inc. operates a social networking website. The company's website allows people to communicate with their family, friends, and co-workers. Information filed by FB with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be located by reference to its SEC file number: 001-36743 or its CIK Code: 1326801. In addition, information regarding Facebook, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on December 29, 2016:

Bloomberg Ticker Symbol:	FB	52 Week High (on 10/24/2016):	$133.28

Current Share Price:	$116.35	52 Week Low (on 1/21/2016):	$94.16

52 Weeks Ago:	$107.26

This document relates only to the securities offered hereby and does not relate to the reference stock or other securities of Facebook, Inc. We have derived all disclosures contained in this document regarding Facebook, Inc. stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Facebook, Inc. Neither we nor the agent has made any independent investigation as to the accuracy or completeness of such publicly available documents or any other publicly available information regarding Facebook, Inc. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the reference stock (and therefore the price of the reference stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Facebook, Inc. could affect the amount received at maturity with respect to the securities and therefore the value of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the future performance of the reference stock.

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Historical Information

The table below sets forth the published high and low prices of the reference stock for each quarter in the period from May 17, 2012 through December 29, 2016. The associated graph shows the closing prices of the reference stock for each day in the same period. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the reference stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the reference stock at any time, including on the valuation date.

Common Stock of Facebook, Inc. CUSIP: 40434V251	High (Closing)	Low (Closing)	Period End (Closing)
2012
Second Quarter (from May 17, 2012)	$38.23	$25.87	$31.10
Third Quarter	$32.17	$17.73	$21.66
Fourth Quarter	$28.24	$18.98	$26.62
2013
First Quarter	$32.47	$25.13	$25.58
Second Quarter	$28.97	$22.90	$24.88
Third Quarter	$51.24	$24.37	$50.23
Fourth Quarter	$57.96	$44.82	$54.65
2014
First Quarter	$72.03	$53.53	$60.24
Second Quarter	$67.60	$56.14	$67.29
Third Quarter	$79.04	$62.76	$79.04
Fourth Quarter	$81.45	$72.63	$78.02
2015
First Quarter	$85.31	$74.05	$82.22
Second Quarter	$88.86	$77.46	$85.77
Third Quarter	$98.39	$82.09	$89.90
Fourth Quarter	$109.01	$90.95	$104.66
2016
First Quarter	$116.14	$94.16	$114.10
Second Quarter	$120.50	$108.76	$114.28
Third Quarter	$131.05	$114.00	$128.27
Fourth Quarter (through December 9, 2016)	$133.28	$115.08	$116.35

Historical Performance of the Underlying Shares – Daily Closing Prices May 17, 2012 to December 29, 2016

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Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Facebook, Inc. due January 3, 2019 Trigger Jump SecuritiesSM Principal at Risk Securities

Additional Information About the Trigger Jump Securities

Please read this information in conjunction with the summary terms on the cover page of this document.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40435B114
ISIN:	US40435B1145
Minimum ticketing size:	$1,000 / 100 securities
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Tax considerations:

There is no direct legal authority as to the proper tax treatment of each security, and therefore significant aspects of the tax treatment of each security are uncertain as to both the timing and character of any inclusion in income in respect of each security. Under one approach, each security could be treated as a pre-paid executory contract with respect to the reference stock. We intend to treat each security consistent with this approach. Pursuant to the terms of each security, you agree to treat each security under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat each security as a pre-paid executory contract with respect to the reference stock. Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to each security prior to maturity or an earlier sale or exchange, and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the securities for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the reference stock). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the securities (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the securities). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the reference stock at fair market value on the original issue date of the securities for an amount equal to the “issue price” of the securities and, upon the date of sale, exchange or maturity of the securities, sold such reference stock at fair market value (which would reflect the percentage increase in the value of the reference stock over the term of the securities). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the securities after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of certain securities (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a security or contract should be ordinary or capital and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments under the securities or its earlier sale or exchange. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale or exchange). Finally, it is possible that a non-U.S. holder (as defined in the accompanying prospectus supplement) of the securities could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the

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Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Facebook, Inc. due January 3, 2019 Trigger Jump SecuritiesSM Principal at Risk Securities

U.S. federal income tax treatment of the securities.

We will not attempt to ascertain whether the issuer of the reference stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the issuer of the reference stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the reference stock and consult your tax advisor regarding the possible consequences to you if the issuer of the reference stock is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the security is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

Recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to a security issued before January 1, 2018. Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of a security will only apply to dispositions after December 31, 2018.

For a further discussion of U.S. federal income tax consequences related to each security, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Wealth Management. HSBC Securities (USA) Inc. will act as agent for the securities, will receive a fee of $0.25 per $10 stated principal amount, and will pay Morgan Stanley Wealth Management a fixed sales commission of $0.20 for each security they sell. Of the amount per $10 stated principal amount received by HSBC Securities (USA) Inc., acting as agent for HSBC, HSBC Securities (USA) Inc. will pay Morgan Stanley Wealth Management a structuring fee of $0.05 for each security.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “payment at maturity” in this pricing supplement. In such a case, the third scheduled trading day for the reference stock immediately preceding the date of acceleration will be used as the valuation date for purposes of determining the accelerated final share price. If a market disruption event exists on that scheduled trading day, then the accelerated valuation date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled valuation date). The accelerated maturity date will be the fifth business day following such accelerated postponed valuation date.

For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Where you can find more information:

This pricing supplement relates to an offering of the securities linked to the reference stock. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of securities relates to the reference stock, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference stock as to the suitability of an investment in the securities.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the

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Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Facebook, Inc. due January 3, 2019 Trigger Jump SecuritiesSM Principal at Risk Securities

securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Stock-Linked Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, on page S-1 of the accompanying Stock-Linked Underlying Supplement and page S-1 of the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

You may access these documents on the SEC web site at www.sec.gov as follows:

The Stock-Linked Underlying Supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

The prospectus supplement at:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

The prospectus at:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Validity of the securities:	In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

This document provides a summary of the terms and conditions of the securities. We encourage you to read the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above.

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